Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt	Christine Mohrmann
	KVH Industries	Financial Dynamics
	401-847-3327	212-850-5600

KVH Provides Fourth Quarter Update

MIDDLETOWN, RI – January 8, 2007 – KVH Industries, Inc., (Nasdaq: KVHI) announced today that preliminary, unaudited results indicate the company will report revenue of approximately $17.2-$17.4 million and roughly breakeven earnings for the fourth quarter of 2006 as a result of slower than expected growth in the company’s marine satellite systems in the quarter as well as unexpected scheduling changes of confirmed military orders, which are now expected to ship in 2007. The projected earnings include approximately $0.02 per share impact from stock option expenses.

Martin Kits van Heyningen, KVH’s president and chief executive officer commented, “These results are below our original expectations for the quarter. However, we do not believe the factors involved are representative of any long-term trends. While we were affected by an unexpected softness in the marine market, marine sales in the fourth quarter were still up compared to last year, and we believe that we are continuing to gain market share with our new products. In fact, our overall mobile communications sales were up more than 15% for the quarter compared to last year, reflecting some growth in marine sales as well as a strong increase in sales to the land market compared to the same period last year. Within our defense business, the schedule changes added to an already large, anticipated year-over-year decline for defense sales, which resulted in a larger than expected decline in spite of positive growth in fiber optic gyro product sales.

“Looking ahead to 2007, we anticipate that revenue will be approximately $87 to $92 million, or approximately 10% to 17% above our expected 2006 full year revenue. We expect that GAAP earnings will be between $0.40 to $0.48 per diluted share, up approximately 67%-100% over fiscal year 2006, which we project to be approximately $0.24 per diluted share. These expectations include a more cautious outlook for the next few quarters in the marine business. We also expect to see strengthening military sales and year-over-year growth compared to 2006, especially in the second half of the year.”

KVH’s fourth quarter closed on December 31, 2006, and all statements in this release reflect a preliminary analysis of the company’s quarterly financial results. The company’s 2006 results are subject to the completion of the year end audit. The company expects to release its fourth quarter and full year results for 2006 by mid-February 2007.

About KVH Industries, Inc.

KVH Industries, Inc., is a premier manufacturer of systems to provide access to live mobile media ranging from satellite TV to telephone and high-speed Internet for vehicles and vessels as well as a leading source of navigation, pointing, and guidance solutions for maritime, defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island.

This press release contains certain forward-looking statements that involve risks and uncertainties. For example, the statements regarding the company’s financial results and expectations for 2007 are forward-looking statements. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: uneven military sales cycles; unforeseen changes in competing technologies and products; reliance upon third-party service providers in the mobile satellite marketplace; delays in international military shipments due to licensing and approval regulations; and worldwide economic variances. Additional factors are discussed in the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the SEC. Copies are available through the company’s Investor Relations department and website, www.kvh.com. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH is a registered trademark of KVH Industries, Inc.

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